                                                                  EXHIBIT 99.01

  This is an INDEMNITY ESCROW AGREEMENT (this "Agreement") dated as of August 10, 1995, among United States Filter Corporation, a Delaware corporation ("USF"), U.S. Filter/Ionpure, Inc., a Massachusetts corporation ("USF/Ionpure"), Continental H/2/O Service, Inc., an Illinois corporation d/b/a Interlake Water Systems ("Seller"), and Florence E. Stockdale, James Timothy Stockdale, William E. Stockdale III, John Christopher Stockdale, Melody S. Williamson and Katharine S. Price (the "Stockholders"), and Chicago Title and Trust Company, in its capacity as escrow agent hereunder (the "Escrow Agent", which term shall also include any successor escrow agent appointed in accordance with Section 8(b) hereof).

  Reference is made to the Asset Purchase Agreement dated as of August 10, 1995 (the "Purchase Agreement") by and among USF/Ionpure, Seller and the Stockholders. Pursuant to the Purchase Agreement, Seller has sold substantially all of its assets to USF/Ionpure. USF/Ionpure has certain rights against Seller and the Stockholders under the Purchase Agreement which are secured by this Escrow Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

  This Agreement is designed to implement the provisions of the Purchase Agreement pursuant to which USF is depositing with the Escrow Agent 143,410 shares of Common Stock, $.01 par value per share (the "Escrow Shares") issued pursuant to the Purchase Agreement and $800,000 cash as security for the indemnification obligations of Seller and the Stockholders pursuant to Sections 7.02 and 7.03 of the Purchase Agreement, a potential Downward Adjustment pursuant to Section 1.09 of the Purchase Agreement and the sale of certain real estate in Hazel Park, Michigan pursuant to Section 1.14 of the Purchase Agreement.

  NOW, THEREFORE, in consideration of the premises and the representations and warranties and agreements contained herein, the parties hereto agree as follows:

  1. Appointment of Escrow Agent; Escrow Account. The Escrow Agent is hereby appointed to act as escrow agent hereunder, and the Escrow Agent agrees to act as such.

  2. Escrow Fund and Escrow Account. (a) On the date hereof, in accordance with Sections 1.08(a) and 1.14 of the Purchase Agreement, USF is delivering to the Escrow Agent one or more certificates representing the Escrow Shares and $800,000 cash and the Escrow Agent is accepting such certificates and cash in escrow for the benefit of the Stockholders and the Buyer Indemnitees pursuant to the provisions of this Agreement. The Escrow Shares and $800,000 cash delivered to the Escrow Agent pursuant to this Section 2(a), together with any dividends or distributions in cash, stock or property or any securities of USF issued in respect thereof (including, without limitation, any shares issued pursuant to any stock dividend, stock split, reverse stock split, combination or reclassification thereof and any proceeds payable upon a repurchase by USF of the Escrow Shares pursuant to the terms of that certain Option and Registration Rights Agreement dated the date hereof among the parties hereto (the "Option Agreement")) shall become part of, and are hereinafter referred to collectively as, the "Escrow Fund".

    (a) The Escrow Agent shall establish a segregated account (the "Escrow Account") at its office located at its address set forth in Section 10(a) in which to hold the Escrow Fund. The registered address for the holders of the Escrow Shares held in the Escrow Fund shall be the address of the Escrow Agent.

    (b) The Escrow Agent shall invest any cash in the Escrow Fund in direct obligations of, or obligations guaranteed by, the United States of America, or in money market funds that are invested solely in the foregoing. All interest and other income earned on the Escrow Fund, after payment of expenses incurred or taxes incurred in connection therewith shall be deemed to be a part of the Indemnity Escrow Fund for any and all purposes hereunder.

  3. Rights to the Escrow Fund. The Escrow Fund shall be for the exclusive benefit of the Stockholders and the Buyer Indemnitees and their respective successors and assigns, as provided herein and in the Purchase Agreement, and no other person or entity shall have any right, title or interest therein.

  4. Distribution of the Escrow Fund. The Escrow Agent shall continue to hold the Escrow Fund in its possession until authorized hereunder to distribute the Escrow Fund. The Escrow Agent shall distribute the Escrow Fund as follows:

    (a) In the event (I) any USF Indemnitee asserts a right of indemnity against the Stockholders under the Purchase Agreement, (II) USF/Ionpure makes a claim for a Downward Adjustment under the Purchase Agreement or
  (III) USF/Ionpure makes a claim under Section 1.14 of the Purchase Agreement, such person (the "Claiming Person") shall execute and deliver to the Escrow Agent (with a copy being sent simultaneously to the Stockholders) a written notice to such effect (a "Notice of Claim"; and the right or claim asserted in a Notice of Claim being hereinafter referred to as a "Claim") instructing the Escrow Agent to deliver that portion of the Escrow Fund the Fair Market Value (as defined in Section 5) of which shall equal the amount of the Claim (or, if the amount of the Claim shall be greater than the Fair Market Value of the Escrow Fund, the balance of the Escrow Fund) to such Claiming Person and the following shall apply:

      (i) a Notice of Claim delivered to the Escrow Agent pursuant to this
    Section 4(a) shall set forth the nature of such Claim (to the extent known), and the amount thereof (or if not ascertainable, a reasonable maximum amount thereof); and

      (ii) if within 30 days after receipt of any Notice of Claim by the Stockholders, the Stockholders fail to notify the Escrow Agent that the Claim, or the amount thereof, is disputed, the Escrow Agent shall, within 5 days after the expiration of such 30-day period, deliver to the Claiming Person that portion of the Escrow Fund the Fair Market Value of which shall equal the amount of the Claim as set forth in such Notice of Claim (or, if the amount of the Claim shall be greater than the Fair Market Value of the entire Escrow Fund as of such date, the balance of the Escrow Fund) (the date of any such delivery being referred to herein as a "Release Date"). If the Stockholders do so notify the Escrow Agent of such dispute (a copy of such notice being simultaneously sent to the Claiming Person), the Escrow Agent shall not deliver such amount to such Claiming Person (or to the Stockholders pursuant to Section 4(b) hereof) until 5 days after such dispute has been settled as provided in Section 9 hereof and notice of such settlement and of the amount, if any, to be paid in respect of the disputed Claim has been delivered to the Escrow Agent and the Stockholders (the date of receipt of any such notice being referred to herein as a "Settlement Notice Date"; and a Release Date or a Settlement Notice Date being referred to herein as a "Determination Date"), and

      (iii) the aggregate amount of any claim may be rounded at the discretion of the Escrow Agent to the nearest $100.

    (b) Anything contained herein to the contrary notwithstanding, if the Escrow Agent is authorized, at any time pursuant to Section 4(a) hereof, to deliver all of any portion of the Escrow Fund to USF/Ionpure with respect to a Claim or Claims, then such delivery shall be made regardless of the Escrow Agent's prior or subsequent receipt of any Notice of Claim or Notice of Dispute with respect to any other Claim or Claims.

    (c) Subject to Section 4(a) hereof, the Escrow Agent shall deliver to the Stockholders, pro rata in accordance with the percentages identified next to the signature lines hereto of each Stockholder ("Pro Rata Basis"), upon written notice to the Escrow Agent by the Stockholders and USF/Ionpure, that number of Escrow Shares that would leave as a balance in the Escrow Fund immediately after such distribution cash, investments and Escrow Shares (valued at Fair Market Value) that collectively aggregate to $1,800,000 (the "Remaining Escrow Fund"); provided, however, that if USF/Ionpure shall have purchased the Detroit Real Estate from Seller prior to such time, the Remaining Escrow Fund shall be $1,000,000 and not $1,800,000.

    (d) Subject to Section 4(a) hereof, the Escrow Agent shall deliver to the Seller, upon written notice to the Escrow Agent by the Stockholders and USF/Ionpure, an amount of cash which Seller and USF/Ionpure shall specify in said notice to the Escrow Agent and which USF/Ionpure and Seller shall agree shall be equal to the Detroit Real Estate Purchase Price.


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    (e) Subject to Section 4(a) hereof, on the date one year after the date of this Agreement, the Escrow Agent shall distribute to the Stockholders, on a Pro Rata Basis, the entire balance, if any, of the Escrow Fund that is in excess of the aggregate amounts specified in all Notices of Claim which, prior to such date, have not been paid to USF/Ionpure or otherwise discharged pursuant to this Section 4. Any portion of the Escrow Fund which shall continue to be held by the Escrow Agent pursuant to the preceding sentence shall be so held until such time as all disputed Claims hereunder have been settled and notice of such settlement or settlements setting forth the amounts to be paid to USF/Ionpure, on the one hand, and the Stockholders, on the other hand, have been delivered to the Escrow Agent. If a portion of the Escrow Fund is to be delivered to the Stockholders as provided in this Section 4(e), the Escrow Agent shall disburse such portion of the Escrow Fund to the Stockholders on a Pro Rata Basis.

  5. Valuation. or all purposes of this Agreement, the "Fair Market Value" of any property (other than cash and Escrow Shares) contained in the Escrow Fund as of any date shall be the fair market value of such property as of such date as determined jointly by the Board of Directors of USF/Ionpure and the Stockholders in the good faith exercise of their reasonable business judgment, and the "Fair Market Value" per share of each Escrow Share shall be $20.91875 (which is the USF Common Share Value).

  6. Stockholder Rights. Anything contained herein to the contrary notwithstanding, the record holders of Escrow Shares held in the Escrow Account shall at all times retain and have the full and absolute right to exercise, all rights and indicia of ownership, including, without limitation, voting and consensual rights, other than the right to receive dividends and other distributions in respect of, and the right to transfer or otherwise dispose of, such shares while such shares remain subject to the Escrow Agreement and the Option Agreement. The Stockholders and USF/Ionpure may exercise their respective rights under the Option Agreement with respect to Escrow Shares held hereunder and, so long as this Agreement has not been terminated, the Escrow Agent shall deliver certificates for such Escrow Shares for repurchase by USF under the Option Agreement, upon written instructions thereof to the Escrow Agent from USF/Ionpure and the Stockholders, and certain proceeds as a result of such purchase (as described in the Option Agreement) shall be delivered to the Escrow Agent and shall become part of the Escrow Fund. If any such Escrow Shares are transferred to USF/Ionpure pursuant to
Section 4 hereof in satisfaction of a Claim or Claims, all rights and indicia of ownership shall thereupon reside with USF/Ionpure or any subsequent holders thereof.

  7. Termination. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of 10 days' prior written notice of termination executed by USF/Ionpure and the Stockholders directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all amounts in the Escrow Account (including all the securities in which any funds contained in the Escrow Account shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

  8. Rights and Duties of the Escrow Agent.

  (a) The Escrow Agent shall have and may exercise such powers hereunder as are specifically delegated to the Escrow Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including the power to hire attorneys to represent the Escrow Agent with respect to matters arising from this Agreement and the power to file actions as it deems necessary in a court of appropriate jurisdiction. The Escrow Agent shall have no implied duties or any obligation to take any action hereunder except for any action specifically provided by this Agreement to be taken by the Escrow Agent. The Escrow Agent shall not be required to deliver the Escrow Account or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrow Account as herein provided or by reason of an order of a court of competent jurisdiction from which no appeal may timely be taken. The Escrow Agent shall not be liable to any party hereto for any action taken or omitted to be taken hereunder or in connection herewith except for its own gross negligence or willful misconduct. The Escrow Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or

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continuing to take any such action. The Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact.

  (b) The Escrow Agent shall have the right to resign after first having given USF/Ionpure and the Stockholders notice in writing of its intent to resign at least thirty (30) days in advance. At the expiration of such thirty (30) days, the Escrow Agent shall deliver the remaining Escrow Account to a successor Escrow Agent designated in writing by USF/Ionpure and the Stockholders (which shall be a national banking institution). If the USF/Ionpure and the Stockholders fail to designate a successor to the Escrow Agent within such thirty (30) day period, the Escrow Agent shall institute a bill on interpleader as contemplated by Section 8(e)(ii) hereof.

  (c) If any property subject hereto is at any time attached, garnished or levied upon, under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court of competent jurisdiction from which no appeal may timely be taken affecting such property, or any part thereof, then in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment, award or decree, it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, even though such order, writ, judgment, award or decree may be subsequently reversed, modified, annulled, set aside or vacated.

  (d) The Escrow Agent shall be entitled to rely upon the accuracy of, act in reliance upon the contents of and assume the genuineness of any notice which is given to the Escrow Agent pursuant to this Agreement and believed by it to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to investigate or in any way determine whether any party to the Purchase Agreement is entitled to indemnification under the Purchase Agreement or the proper amount of any such indemnification.

  (e) Should any controversy arise between or among the Buyer Indemnitees and the Stockholders, or any other person, firm or entity, with respect to this Agreement, the Escrow Account, or any part thereof, or the right of any party or other person to receive the Escrow Account, or should the USF/Ionpure and the Stockholders fail to designate another Escrow Agent as provided in Section 8(b) hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrow Account until the controversy is resolved pursuant to the Purchase Agreement, or, (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Agent to institute such bill of interpleader shall not, however, be deemed to modify the manner in which the Escrow Agent is entitled to make disbursements of the Escrow Account as hereinabove set forth other than to tender the Escrow Account into the registry of such court, nor shall it change the obligations of the Buyer Indemnitees and the Stockholders to settle disputes through arbitration as provided in the Purchase Agreement).

  (f) If the Escrow Account created by this Agreement shall constitute a trust taxable pursuant to Subchapter J of the Internal Revenue Code of 1986, as amended, and applicable state law, then in January of each year during the term of this Agreement, and at any other time as reasonably directed by USF/Ionpure, the Escrow Agent shall direct KPMG Peat Marwick or such other accounting firm as is mutually acceptable to the USF/Ionpure Indemnitees and the Stockholders, to prepare and file all required income tax returns for the Escrow Account. The Escrow Agent is authorized to provide such accountants with any records related to the Escrow Account necessary to prepare such returns. The Escrow Agent shall not be responsible for any acts, omissions, verifications or calculations conducted or performed by such accounting firm in the course of its preparing and filing such income tax returns, and it is further understood that the accounting firm will be employed by the USF/Ionpure Indemnitees and the Stockholders, on behalf of the Escrow Account and not individually, and is not an agent of the Escrow Account.

  (g) USF/Ionpure and the Stockholders shall split equally the $2,500 fee per annum of the Escrow Agent as compensation for the ordinary administrative services to be rendered hereunder. The Escrow Agent shall invoice

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such fee. To the extent such fee is not paid within 60 days from the date set forth on said invoice, the Escrow Agent shall be authorized to deduct such fee from the Escrow Fund. USF/Ionpure, on the one hand, and the Stockholders, jointly and severally on the other hand, shall each pay 50% of all other reasonable fees and expenses of the Escrow Agent, including reasonable attorneys' fees and expenses, if any, which it may incur in connection with the performance of its duties under this Agreement.

  9. Disputes. If any dispute should arise with respect to the payment or ownership or right of possession of the Escrow Fund, or the duties of the Escrow Agent hereunder, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Fund until such dispute shall have been settled either by mutual agreement of USF/Ionpure and the Stockholders (evidenced by appropriate instructions in writing to the Escrow Agent signed by USF/Ionpure and the Stockholders) or by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which USF/Ionpure and the Stockholders are parties, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. In the event of any dispute between or among any of the parties to this Agreement, or between or among them or any of them and any other person, resulting in adverse claims or demand being made upon the Escrow Fund, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, file a suit in interpleader in a court of competent jurisdiction, or refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of all parties have been fully and finally adjudicated by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) or (b) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and in each case the Escrow Agent shall have been notified thereof in a writing signed by all such persons.

  10. Stockholders' Committee.

  (a) Creation. The Stockholders do hereby, for themselves and their personal representatives and other successors, constitute and appoint a committee of three persons initially to consist of Florence E. Stockdale, James Timothy Stockdale and John Christopher Stockdale as their agents and attorneys-in-fact (the "Stockholders' Committee") to take all action required or permitted under this Agreement, including the execution and delivery of this Agreement on behalf of the Stockholders, the giving and receiving of all notices and consents and the execution and delivery of all documents, including any amendments of any non-material term or provision of this Agreement, the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under this Agreement or to satisfy any expense obligations of the Stockholders under this Agreement. The vote of a majority of the Stockholders' Committee shall be required to take any action on behalf of the Stockholders pursuant to the authority granted to them under this Section.

  (b) Continuance; Certain Rules. In the event of the death, physical or mental incapacity or resignation of any of the members of any of the Stockholders' Committee or a vacancy thereon for any other reason, the remaining members of the Stockholders' Committee shall promptly appoint a substitute or substitutes and shall advise Buyer thereof. As between the Stockholders' Committee and the Stockholders, the members of the Stockholders' Committee shall not be liable for, and shall be indemnified by the Stockholders or provided with insurance against, any good faith error of judgment on their part or any other act done or omitted by them in good faith in connection with their duties as members of such Committee, except for gross negligence or willful misconduct. The Stockholders' Committee may consult with professional advisors of its choice. All expenses incurred by the members of the Stockholders' Committee in performing their duties (including fees and expenses of professional advisors) and any indemnification to be provided to the Stockholders' Committee shall be jointly and severally borne by the Stockholders.

  (c) Buyer Reliance. USF/Ionpure, USF and the Escrow Agent shall be entitled to rely exclusively upon any communications given to or by the Stockholders' Committee on behalf of all Stockholders, and shall not be

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

liable for any action taken or not taken in reliance upon the Stockholders' Committee. USF/Ionpure, USF and the Escrow Agent shall be entitled to disregard any notices or communications given or made by the Stockholders unless given or made through the Stockholders' Committee.

11. Miscellaneous.

  (a) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by telecopier, nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

  (i) if to USF, USF/Ionpure or any Buyer Indemnitees, to:

      United States Filter Corporation
      73-710 Fred Waring Drive
      Suite 222
      Palm Desert, CA 92260
      Attn: Chief Executive Officer
      Telecopy: 619/341-9368

      with a copy to:

      Donald L. Bergmann, Esq.
      Vice President, General Counsel and Secretary
      United States Filter Corporation
      110 Washington Avenue
      North Haven, CT 06473
      Telecopy: 203/234-0171

 (ii) if to the Stockholders or the Stockholders' Committee, to:

      Mr. James Timothy Stockdale
      2660 South 17th Avenue
      Broadview, IL 60153
      Facsimile No.: 708-345-8006

      with a copy to:

      Howard N. Gilbert, Esq.
      Holleb & Coff
      55 East Monroe Street
      Chicago, IL 60603-5896
      Telecopy: 312-807-3900

(iii) if to the Escrow Agent, to:

      Chicago Title and Trust Company
      171 North Clark Street
      Chicago, IL 60601
      Attention: Naomi Weitzel

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

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

  (b) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be wholly performed within such state.

  (d) Parties in Interest. This agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any party hereto without the consent of the other parties hereto.

  (e) Amendments. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

  (f) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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

  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed and delivered on the date first above written.

                                          UNITED STATES FILTER CORPORATION

                                              /s/ John S. Swartley
                                          By: _________________________________
                                             Name: John S. Swartley
                                             Title: Senior Vice President

                                          CONTINENTAL H\\2\\O SERVICE, INC.,
                                           D/B/A
                                          INTERLAKE WATER SYSTEMS

                                              /s/ James Timothy Stockdale
                                          By: _________________________________
                                             Title: President

                                          U.S. FILTER/IONPURE, INC.

                                              /s/ John S. Swartley
                                          By: _________________________________
                                             Title: Vice President

                                          STOCKHOLDERS:

                                            /s/ Florence E. Stockdale
                                          _____________________________________
                                          Florence E. Stockdale (35.90%)

                                            /s/ James Timothy Stockdale
                                          _____________________________________
                                          James Timothy Stockdale (15.35%)

                                            /s/ William E. Stockdale III
                                          _____________________________________
                                          William E. Stockdale III (15.35%)

                                            /s/ John Christopher Stockdale
                                          _____________________________________
                                          John Christopher Stockdale (15.35%)

                                            /s/ Melody S. Williamson
                                          _____________________________________
                                          Melody S. Williamson (15.35%)

                                            /s/ Katharine S. Price
                                          _____________________________________
                                          Katharine S. Price (2.70%)

Accepted and Agreed to
as of the Date First Written
Above:

ESCROW AGENT:

CHICAGO TITLE AND TRUST COMPANY

    /s/ Naomi Weitzel
By: _________________________________
  Name: Naomi Weitzel
  Title: Assistant Vice President


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